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                                                                  EXHIBIT 99.1

                                 JULY 1, 1999

                             FOR IMMEDIATE RELEASE


                       J.W. CHILDS COMPLETES MERGER WITH
                         AMERICAN SAFETY RAZOR COMPANY


Boston, MA (July 1, 1999) - J.W. Childs Equity Partners II, L.P. announced today that RSA Holdings Corp. of Delaware, an affiliate of J.W. Childs, completed the merger of American Safety Razor Company (OTCBB:RAZR) ("ASR") on July 1, 1999.

The merger was the second step in a two-step acquisition. The first step, a cash tender offer for all the outstanding shares of ASR at $14.20 per share, was completed on April 23, 1999. As a result of the merger, ASR is now a wholly owned subsidiary of RSA Holdings Corp. of Delaware.

The merger results in the automatic conversion of the remaining ASR shares into the right to receive $14.20 per former ASR share.

American Safety Razor Company is the leading manufacturer of high-quality, value-priced shaving products sold in the United States and internationally. The Company's consumer shaving products are marketed under most major domestic and international retailers' private brand names as well as American Safety Razor's own brands: Persona , Acti-Flexx , MBC , Tri-Flexxx , Gem , Flick , Bump Fighter , and Burma Shave . In addition, ASR manufactures and markets industrial, specialty and medical blades for private brands and under the Personna , ASR , Ardell , and American Line brands, ASR also manufactures cotton swabs, cotton balls, cosmetic puffs and foot care items which are also sold under retailers' private brand names as well as brands such as Megas , Crystal , and ACCO . ASR's Hewitt Soap Division manufactures premium-quality custom bar soaps for cosmetic/skin care, pharmaceutical and department store markets.

Founded in 1875, American Safety Razor Company is headquartered in the Shenandoah Valley of Virginia and has manufacturing facilities in Virginia, Tennessee, Ohio, Missouri, Indiana, Connecticut, Puerto Rico, Mexico and Israel.


















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